Exhibit 10.1

March 26, 2019

Mark Bagarazzi

Re:    Separation Agreement
Dear Mark:
This letter sets forth the substance of the separation agreement (the “Agreement”) which Inovio Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.    Separation. In accordance with Section 7(c) of your employment agreement, dated as of December 10, 2009 (as amended, the “Employment Agreement”), the Company provided you, by letter dated March 6, 2019, with thirty (30) days’ prior written notice of your termination from the Company. Accordingly, your last day of employment will be April 5, 2019 (the “Separation Date”).
2.    Accrued Salary and PTO. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.    Severance Benefits. As per your Employment Agreement Section 7(c)(iii) you will receive severance payments in the form of monthly payments for a period of twelve months following the effective date termination with the severance benefits described below. If you execute this Agreement on or after March 26, 2019, and do not revoke it, the Company will provide you with the COBRA premiums described in Section 4 below and the following severance benefits:
a.The Company will offer you the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”). If you execute the Consulting Agreement on the Separation Date, you will begin your consulting relationship effective immediately. If you then do not execute this Agreement, or execute but then revoke your acceptance of this Agreement, then the Consulting Agreement will automatically terminate, as described therein. If you do not execute the Consulting Agreement on the Separation Date, the Company’s offer to enter into the Consulting Agreement will be revoked as of such date.
b.The Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, subject to payroll deductions and withholdings. This amount will be paid in twelve monthly installments subject to payroll deductions and withholdings.
The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).

Mark Bagarazzi
March 26, 2019

4.    Benefit Plans.
If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on April 30, 2020 Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect and remain eligible for continued coverage under COBRA, and execute, return and do not revoke this Agreement, the Company will reimburse that portion of your COBRA premiums it was paying prior to the Separation Date for twelve (12) months following the Separation Date. To be eligible for and receive this reimbursement from the Company, you must provide documentation and verification, within a reasonable period of time, that you paid the COBRA premium in a form acceptable to the Company.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

5.    Equity Awards.
a.Restricted Stock Units. You were granted restricted stock unit awards pursuant to the Company’s 2007 Omnibus Incentive Plan (the “2007 Plan”), and your notices of grant of restricted stock units and restricted stock units award agreements (collectively the “RSU Grant Documents”) that, as of the Separation Date remain, outstanding and unvested with respect to the number of shares of the Company’s common stock as set forth on Appendix A (the “RSUs”).  Pursuant to the RSU Grant Documents, as of the Separation Date the RSUs will automatically become fully vested and will be settled [in shares of Company common stock within thirty (30) days following the Separation Date, subject to applicable tax withholdings and other deductions].
b.Stock Options. You were granted options to purchase the number of shares of the Company’s common stock as set forth on Appendix A (the “Options”) pursuant to the 2017 Plan or the Company’s 2007 Omnibus Incentive Plan (the “2007 Plan” and, together with the 2017 Plan, the “Plans”). Under the terms of the Plans and your stock option grant notices and terms and conditions of stock option awards governing the Options, vesting of the Options will cease as of the Separation Date, and the Options will be forfeited as of such date for no consideration with respect to any unvested shares subject to the Options. As of the Separation Date you have a total of 552,800 vested shares subject to the Options (the “Vested Options”). Notwithstanding anything to the contrary in the Plans, the stock option grant notices and the terms and conditions of stock option awards governing the Vested Options and any other documents between you and the Company setting forth the terms of your Vested Options (the “Option Documents”), if you (i) timely execute this Agreement and comply fully with your obligations hereunder, (ii) execute the Consulting

Mark Bagarazzi
March 26, 2019

Agreement on the Separation Date and become a consultant to the Company effective as of the Separation Date, and (iii) execute the Employee Non-Disclosure, Inventions, Non-Competition and Non-Solicitation Agreement, then the exercise period for the Vested Options (normally subject to a three (3) month exercise period post termination) will be extended so that the Vested Options remain exercisable through the original expiration date of the Options as set forth on Appendix A. To the extent the Options were granted as “incentive stock options” under the Internal Revenue Code, an extension of the exercise period of the Options may cause them to lose such status and the Options instead may be treated as non-qualified stock options for federal tax purposes. This change may be less advantageous to you from a personal tax perspective in certain respects, including an obligation on your part to satisfy any income and employment tax withholding obligations that arise when you exercise the Options. The Company makes no representation or guarantees regarding the status of your Options as incentive stock options or otherwise. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options and any other compensation and benefits that you are receiving under this Agreement. You acknowledge and agree that, as a condition to any exercise of your Vested Options, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (except for the employer’s share of any FICA), arising by reason of the exercise of your Vested Options. The Options, including your rights to exercise the Vested Options, remain subject to the terms of the Plans and Option Documents, as modified by this Section 5(b). If you do not satisfy the requirements of this Section 5(b), the Vested Options will not be modified by the terms of this Section 5(b) and will remain subject to the terms of the Plans and the Option Documents.
6.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
7.    Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective March 29, 2019. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.    Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Lisa Daniels, Director, Human Resources. Receipt of the severance benefits described in Section 3 of this Agreement are expressly conditioned upon return of all Company Property.

Mark Bagarazzi
March 26, 2019

9.    Proprietary Information and Post-Termination Obligations. By signing the attached Exhibit B, Employee Non-Disclosure, Inventions, Non-Competition, and Non-Solicitation Agreement, you are re-acknowledging both during and after your employment your continuing obligations not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities, as restated in Exhibit B. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Lisa Daniels, Director, Human Resources immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with Exhibit B. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.        Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.        Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

Mark Bagarazzi
March 26, 2019

12.    Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
13.    Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
1has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
2has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Law; the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Whistleblower Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed

Mark Bagarazzi
March 26, 2019

Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
3has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).
Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14.        Your Acknowledgments and Affirmations/Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have

Mark Bagarazzi
March 26, 2019

not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (; (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you.
15.    No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
16.    Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
17.    Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within Pennsylvania.

Mark Bagarazzi
March 26, 2019

If this Agreement is acceptable to you, please sign below and return the original to me on or before the date that is twenty-one (21) days after you receive this Agreement.
I wish you good luck in your future endeavors.
Sincerely,
INOVIO PHARMACEUTICALS, INC.
By: /s/ J. Joseph Kim
J. Joseph Kim, PhD, President & CEO
AGREED TO AND ACCEPTED:
/s/ Mark Bagarazzi
Dr. Mark Bagarazzi

Exhibit A – Consulting Agreement

Exhibit B – Proprietary Information, Invention, and Non-Compete Agreement

EXHIBIT A
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between Inovio Pharmaceuticals, Inc. (“Client”) and Mark Bagarazzi, an individual (“Consultant”) is effective as of April 8, 2019, (the “Effective Date”).

RECITALS
WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and
WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;
NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services. From time to time during the Consulting Period, Client may request that Consultant provide certain consulting and other services. To the extent such request is accepted by Consultant, Consultant shall provide such services and, in accordance therewith, shall exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant shall make himself available to perform such consulting services throughout the Consulting Period and shall be reasonably available to meet with the Client at its offices or otherwise.
2.    Compensation.
2.1    In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $150.00 per hour for services rendered during the Consulting Period to be paid within 30 days following Client’s receipt of an invoice that contains accurate records of the work performed sufficient to document the invoiced fees.
3.    Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.
4.    Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.    Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6.    Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.
7.    Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.
8.    Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.
9.    No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.
10.    Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.
11.    Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.
12.    No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Client, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
13.    Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of

Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
14.    Term and Termination.
14.1    Term. The term of this Agreement and the “Consulting Period” is for twelve (12) months from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. The parties expressly agree that designation of the Term in this Agreement does not in any way limit the right of the parties to terminate this Agreement as provided in Section 14.2 below.
14.2    Termination.
(a)    Automatic Termination. If Consultant fails to execute the Separation Agreement within twenty-one (21) days of receipt, then this Agreement will automatically terminate effective at the end of the twenty-first day following Consultant’s receipt of the Separation Agreement. If Consultant revokes his acceptance of the Separation Agreement within seven (7) days after executing the Separation Agreement, then this Agreement will automatically terminate on the day of such revocation.
(b)    Termination upon Notice. Either party may terminate this Agreement for any reason, or no reason, upon sixty (60) days’ advance written notice.
(c)    Termination upon Breach. The Client may terminate this Agreement before its expiration immediately if the Consultant materially breaches the Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) fails to abide by any recognized professional standard, including any ethical standard; (ii) fails to provide services as reasonably requested by the Client; (iii) is unable to provide services to the Client due to other employment; (iv) breaches any other material obligations of this Agreement, or (v) violates local, state, or federal laws.
14.3    Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation as of the date of termination.
14.4    Survival. The rights and obligations contained in Sections 3-6, 8-9, 13, 14.3, 14.4, and 15-23 will survive any termination or expiration of this Agreement.
15.    Indemnification. Consultant shall indemnify and hold harmless the Client and its officers, directors, agents, owners, and employees, for any claims brought or liabilities imposed against the Client by Consultant or any of his employees or by any other party (including private parties, governmental bodies and courts), including claims related to worker’s compensation, wage and hour laws, employment taxes, and benefits, and whether relating to Consultant’s status as an independent contractor, the status of his personnel, or any other matters involving the acts or omissions of Consultant and his personnel. Indemnification shall be for any and all losses and damages, including costs and attorneys’ fees.
16.    Insurance. Consultant will obtain for himself and his personnel before providing services, at his own expense, General Liability (GL) insurance coverage for consulting services performed under this Agreement and (if available under state law) worker’s compensation coverage.
17.    Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.
18.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
19.    Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents. Any suit involving this Agreement shall be brought in a court sitting in Pennsylvania. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

20.    Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
21.    Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
22.    Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).
23.    Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“CLIENT”        “CONSULTANT”

INOVIO PHARMACEUTICALS, INC.         MARK BAGARAZZI
By: /s/ J. Joseph Kim        /s/ Mark Bagarazzi

Name (print): Jong Joseph Kim        Name (print): Mark Bagarazzi

Title: CEO & President

Appendix A

Restricted Stock Unit Awards

RSU Grant Date	Unvested Shares Remaining Outstanding Subject to Accelerated Vesting as of Separation Date
3/10/2017	20,433
3/5/2018	55,133
3/8/2019	59,700

Stock Options

Grant Date	Exercise Price	Aggregate Number of Shares Granted	Unvested Shares Forfeited as of Separation Date	Vested Shares as of Separation Date	Expiration Date
1/4/2010	4.40	68,750	0	68,750	1/4/2020
3/11/2011	4.56	30,000	0	30,000	3/11/2021
2/23/2012	2.40	43,750	0	43,750	2/23/2022
3/14/2013	2.16	45,000	0	45,000	3/14/2023
3/26/2014	12.92	37,500	0	37,500	3/26/2024
5/22/2014	8.80	38,750	0	38,750	5/22/2024
3/5/2015	7.56	60,000	0	60,000	3/5/2025
3/9/2016	7.02	67,500	0	67,500	3/9/2026
3/10/2017	6.68	100,000	25,000	75,000	3/10/2027
3/5/2018	4.29	126,500	63,250	63,250	3/5/2028
3/8/2019	3.34	93,200	69,900	23,300	3/8/2029
			Sum	552,800

Exhibit B
EMPLOYEE NON-DISCLOSURE, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Employee Non-disclosure, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made by and between Inovio Pharmaceuticals, Inc. (the “Company”) (along with any of its subsidiaries or affiliates with whom Employee worked while employed by the Company), and Mark Bagarazzi, M.D. (the “Employee,”). In consideration of Employee’s employment, , the compensation now and hereafter paid to Employee, the mutual benefits conferred herein, and for other valuable consideration (the sufficiency of all of which are hereby acknowledged by Employee) Employee and the Company hereby agree as follows:

Section 1. Non-disclosure.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon, distribute or publish any of the Company’s Confidential Information and Trade Secrets (defined below), or take any action causing or fail to take any action necessary, in order to prevent any such information to lose its character or cease to qualify as Confidential Information or a Trade Secret, except as such disclosure, use, lecture, distribution, or publication may be required in connection with Employee’s work for the Company, or unless an officer of the Company expressly authorizes such in writing. Employee will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work at Company and/or incorporates any Confidential Information, or except as required by law, court order or regulation. Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information and recognizes that all Confidential Information shall be the sole property of the Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean (i) competitively sensitive information, (ii) of importance to Employer, (iii) that becomes known to Employee through his or her employment with Employer, and (iv) that is not a Trade Secret under applicable law, as Trade Secrets are and shall remain separately protected and enforceable pursuant to applicable law. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, information about Employer’s operations, services, research and development of Employer’s operations or services, names and other listings of current or prospective customers, proposals to any current or prospective customers, the terms of any arrangements or agreements with any customers, including payment and pricing information, the implementation of customer-specific projects, the composition or description of future services that will or may be offered by Employer, marketing strategies, financial and sales information, and technical expertise and know-how developed by Employer, including the unique manner in which Employer conducts its business. Confidential Information also includes information disclosed to Employer by any third party (including, but not limited to, current or prospective customers) that Employer is required to treat as confidential. Confidential Information excludes Employee’s general skills and knowledge and nothing herein is intended to prohibit Employee from disclosing or using any and all such information Employee learned working for Employer. Confidential Information also excludes information that is already known to the disclosed-to party prior to such disclosure, and is not obtained or derived directly or indirectly from Employee; is or becomes known or generally available in the public domain other than through the Employee’s act or default; or is obtained from a third party lawfully in possession of the information, which is not subject to any non-disclosure or non-use obligations owed to the disclosing party or any third party. The term “Trade Secret” shall mean trade secrets as defined by the Pennsylvania Uniform Trade Secrets Act, 12 Pa. Const. Stat. § 5301, et seq. “PUTSA”).

1.3 Third Party Information. Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Section 2. Assignment of Inventions.

2.1 Proprietary Rights and Definitions. The term “Proprietary Rights” shall mean all Trade Secrets, patents, copyrights, mask works and other intellectual property rights throughout the world. “Creative Works” shall mean any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs or code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements, whether patentable or registrable under copyright, trademark, or similar domestic and international laws. “Intellectual Property” means those ownership and other legal rights associated with any Invention or Creative Work. “Invent” means to conceive of, develop, reduce to practice, or otherwise invent, as that term is commonly understood, and is not limited to its general usage under U.S. or foreign patent law. “Invention” means inventions, developments, concepts, improvements, designs, discoveries, inventive ideas, algorithms, computer software code, protocols, formulas, mask works, compositions, trademarks, service marks, or trade secrets, whether or not reduced to practice, patentable, or registrable under patent, copyright, trademark, or similar laws, which Employee Invents, either solely or jointly, that meet one of the following conditions: (i) The Invention is Invented during Employee’s normal working hours or other Company time when Employee is reasonably expected to be devoting his or her attention to the Business of the Company, regardless of whether this Invention is related to the Business of the Company or to the Company’s actual or demonstrably anticipated research or development; (ii) The Invention relates at the time of Invention to the Business of the Company or to the Company’s actual or demonstrably anticipated research or development, regardless of whether the Invention was Invented during Employee’s normal working hours and regardless of whether the Invention was Invented using the Company’s facilities, resources, or Confidential or Trade Secret information; (iii) The conception, development, or reduction to practice of the Invention is substantially aided by Employee’s use of the Company’s equipment, supplies, facilities, or confidential information, or contains any of the Company’s Trade Secrets or Confidential Information, regardless of whether the Invention was Invented during Employee’s normal working hours or relates to the Business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (iv) The conception, development, or reduction to practice of the Invention is the direct or substantial result of any work performed by Employee for the Company, regardless of whether the Invention was invented during Employee’s normal working hours.

2.2 Prior Inventions. “Prior Inventions” means all Inventions that were made by Employee prior to Employee’s employment with the Company, which belong to Employee and which relate to the Company’s current or proposed business, products, or research and development, and are not presently assigned to the Company under this Agreement. To preclude any possible uncertainty, Employee has set forth on Exhibit A attached hereto a complete list of all Prior Inventions. If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such Prior Inventions in Exhibit A, but Employee is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, Employee represents that there are no Prior Inventions. If, in the course of Employee’s employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees), to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment and Use of Inventions.

(i) Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby presently assign to the Company all Employee’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereafter referred to as “Company Inventions.” To the extent that any moral rights exist in any Invention that Employee authors, either alone or jointly with others, and such moral rights are not assignable to Company, Employee hereby waives and agrees to waive in the future all Employee’s right, title and interest in any such moral right.

(ii) Use of Inventions. Employee understands and agrees that the decision whether or not to commercialize or market any Invention or Works Made for Hire is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other compensation will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

2.4 Nonassignable Inventions. Employee recognizes that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by Employee for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5 Obligation to Keep Company Informed. During the period of Employee’s employment, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf within a year after termination of employment. At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes fully qualify for protection under the provisions of a Specific Inventions Law; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without

Employee’s consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. Employee also hereby presently assigns all Employee’s right, title and interest in and to any particular Invention to any third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are owned by the Company or otherwise “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).

2.8 Enforcement of Proprietary Rights. Upon reasonable request, Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness), as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Employee’s employment, and such efforts will be at the Company’s sole expense, but without additional compensation to Employee.

2.9 Further Assurances. In the event the Company is unable for any reason (including Employee’s refusal to comply with this Agreement), after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 2, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

Section 3. No Conflicts or Solicitation. Employee acknowledges that during Employee’s employment Employee will have access to and knowledge of Confidential Information. Employee also acknowledges that during Employee’s employment with the Company, Employee has held and/or will hold a management or executive position. To protect the Company’s Confidential Information, Employee agrees that during the period of Employee’s employment by the Company Employee will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is involved or becomes involved, nor will Employee engage in any other activities which conflict with Employee’s obligations to the Company. To protect the Company’s Confidential Information, and because of the position in the Company that Employee holds, Employee agrees that during Employee’s employment with the Company whether full-time or part-time and for a period of one (1) year after Employee’s last day of employment with the Company, Employee will not (a) directly or Indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) with whom Employee was in contact during Employee’s tenure of employment with the Company or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. Employee agrees that the geographic scope of the non-solicitation is the “Restricted Territory” (as defined below). “Indirectly,” as used in this Agreement, means that Employee will not assist others in performing those activities Employee is prohibited from engaging in directly pursuant to the terms of this Agreement.

Section 4. Covenant Not to Compete.

4.1 General Prohibition on Competition. Employee acknowledges that during Employee’s employment Employee will have access to and knowledge of Confidential Information. Employee also acknowledges that during Employee’s employment with the Company, Employee has held and/or will hold a management or executive position. Employee recognizes and agrees that Employee’s employment by an entity that engages in a “Restricted Business” in a “Restricted Territory” (as defined below) will lead to Employee’s inevitable disclosure of the Company’s Proprietary Information. To protect the Company’s Confidential Information, and because of the position in the Company that Employee will hold, Employee agree that during Employee’s employment with the Company and, if Employee’s employment with Company terminates for “Cause” or without “Good Reason” as those terms are defined in Employee’s Employment Agreement, for one (1) year thereafter, Employee will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than 1% of the outstanding voting stock of a publicly traded corporation, or (ii) any stock Employee presently own shall not constitute a violation of this provision.

4.2 Reasonable. Employee agrees and acknowledges that the time limitation on the restrictions in this paragraph, combined with its geographic scope, is reasonable. Employee also acknowledges and agrees that this paragraph is reasonably necessary for the protection of Company’s Confidential Information as defined in Section 1.2, that through Employee’s employment Employee shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to Employee.

4.3 Certain Definitions. As used herein, the terms:

(i) “Restricted Business” shall mean a business that directly competes with the business of the Company from time to time in the pharmaceuticals industry. The Company and Employee acknowledge that the biopharmaceutical and medical device industries are dynamic and that businesses that directly compete with the business of Company may change over time. Prior to the date that the Employee leaves the employ of the Company, Company and Employee will agree upon a list of businesses that directly compete with the business of Company. Current illustrative examples of a business that compete with the business of the Company are Celetrix Biotechnologies (electroporation), Ichor Medical Systems, Inc. (electroporation), Advaxis (DNA vaccines), and Immunotope (investigational peptide vaccines).

(ii) ”Restricted Territory” shall mean any state, county, or locality in the United States in which Employee worked for the Company, represented the Company, or had contact with the Company’s customers, prospective customers, or business partners, and any other country, city, state, jurisdiction, or territory in which Employee worked for the Company, represented the Company, or had contact with the Company’s customers, prospective customers, or business partners.

Section 5. Records. Employee agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

Section 6. No Conflicting Obligation. Employee represent that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company or any non-competition agreement that Employee may have with a third party. Employee have not entered into, and Employee agree Employee will not enter into, any agreement either written or oral in conflict herewith.

Section 7. Return Of Company Materials. When Employee leave the employ of the Company, at Company’s expense, Employee will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. Employee further agree that any property situated on the Company’s premises and owned by the Company, including computers and other electronic devices, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice and must be returned to the Company on Employee’s last day of employment, and that Employee does not have the right to access any of the Company’s databases after Employee’s employment ends or prior to employment for any competitive purpose.

Section 8. Relief, Remedies, and Enforcement. The parties acknowledge that the Company is engaged in a highly competitive business and the covenants and restrictions contained in this Agreement, including the geographic and temporal restrictions, are reasonably designed to protect the Company’s legitimate business interests, including Company goodwill and Customer relationships, Confidential Information and Trade Secrets, and the specialized skills and knowledge gained by Employee and the Company’s other employees during their employment. Employee acknowledges and agrees that Employee’s breach of any provision of this Agreement will cause serious and irreparable injury to the Company that will be difficult to quantify and which may not be adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Agreement by Employee, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach, despite any agreement between two parties to arbitrate any disputes related to any aspect of Employee’s employment. Employee further agrees that nothing in this Agreement, or in any agreement between the parties to arbitrate any other aspect of Employee’s employment, shall be construed to prohibit the Company from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this Agreement, including the disgorgement of any profits, commissions, or fees realized by Employee, any subsequent employers, any business owned or operated by Employee, or any of Employee’s agents, heirs, or assigns, as well as all costs and attorneys’ fees incurred because of Employee’s breach of any provisions of this Agreement. Employee also agrees that the knowledge, skills, and abilities he or she possesses at the time of commencement of employment are sufficient to permit Employee to earn a livelihood satisfactory to Employee without violating any provision of this Agreement.

Section 9. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

Section 10. Notification Of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby consents to the notification of Employee’s new employer of any rights and obligations under this Agreement.

Section 11. General Provisions.

11.1 Jurisdiction, Forum Selection, and Choice of Law. This Agreement shall be construed and regulated under and by the laws of the Commonwealth of Pennsylvania, without regard to any conflict of laws provision that would dictate the application of another jurisdiction’s laws. The parties agree that any and all actions or proceedings by the Company to enforce this Agreement may be brought in the State and/or Federal Courts located in or serving Montgomery County, Pennsylvania, and any and all actions or proceedings by Employee to challenge this Agreement must only be brought in the State or Federal Courts located in or serving Montgomery County, Pennsylvania. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the State and Federal courts located in or serving Montgomery County, Pennsylvania shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Employee hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action contemplated by this Agreement by registered or certified mail, return receipt requested, postage prepaid, to Employee’s last known address. Any temporary or final order or judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of same and may be enforced in other jurisdictions in any manner provided by law.

11.2 Severability and Enforceability. Employee and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to be valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

11.3 Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators and any other legal representatives, is for the benefit of the Company, its successors, and its assigns, and Employee may not assign any of Employee’s obligations under this Agreement. Employee understands that this provision specifically contemplates the assignment or succession of this Agreement through a sale of assets, stock purchase, and any other business transaction.

11.4 Survival. The provisions of this Agreement shall survive the termination of Employee’s employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5 Employment. Employee agrees and understands that Employee’s employment is “at-will” which means Employee or the Company each have the right to terminate Employee’s employment at will, with or without advanced notice and with or without cause, subject thereafter to the rights and obligations set forth in Employee’s Employment Agreement. Employee further agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause.

11.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.7 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 7 and 11 (including all subparts) of this Agreement shall apply to any time during which Employee was previously employed, or am in the future employed, by the Company if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged or an authorized agent of the party to be charged. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

11.8    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which construed together shall constitute one and the same Agreement. Employee agrees that the Company may enforce this Agreement with a copy that is only signed by Employee.

11.9 Effective Date. This Agreement shall be effective as of the first day of services with the Company, namely:             , 20    .

Employee has read this Agreement carefully and understands its terms. Employee has completely filled out Exhibit A to this Agreement.

Dated:

Signature /s/ Mark Bagarazzi

Printed Name    Mark Bagarazzi

Accepted and agreed to:

Inovio Pharmaceuticals, Inc.

By: /s/ J. Joseph Kim

EXHIBIT A

TO:

FROM:

DATE:

SUBJECT:    Prior Inventions

Except as listed in below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by              that have been made or conceived or first reduced to practice to me alone or jointly with others prior to my engagement by the Company (check the appropriate box):
□    No inventions or improvements.
□    See below:

□    Additional sheets attached.

* * *

□
Due to a prior confidentiality agreement, I cannot complete the disclosure above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies).

Invention or Improvement    Party(ies)            Relationship

□    Additional sheets attached.